EXHIBIT 5.1
September 11, 2007
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

Re:	Registration Statement on Form S-1 Filed by Athersys, Inc.
Ladies and Gentlemen:
     We have acted as counsel for Athersys, Inc. (formerly known as BTHC VI, Inc.), a Delaware corporation (the “Company”), in connection with the sale from time to time, on a delayed basis, by certain of the Company’s securityholders (the “Selling Stockholders”) of up to 18,508,251 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as contemplated by the Company’s Registration Statement on Form S-1 (Registration No. 333-144433) (as may be amended or supplemented, the “Registration Statement”) to which this opinion has been filed as an exhibit. The Shares consist of 13,531,781 shares of Common Stock issued and outstanding as of September 11, 2007 (the “Issued Shares”) and 4,976,470 shares of Common Stock (the “Warrant Shares”) initially issuable upon the exercise of warrants issued to certain of the Company’s securityholders (the “Warrants”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Issued Shares are validly issued, fully paid and nonassessable; and

2.	The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants against payment of the consideration for the Warrant Shares as provided therein, will be validly issued, fully paid and nonassessable.
     In rendering the foregoing opinions, we have assumed that the resolutions authorizing the issuance, offer and sale of the Shares will be in full force and effect at all times at which any Shares are offered or sold by the Selling Stockholders, and that the Company will take no action inconsistent with such resolutions.
     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported
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Athersys, Inc.
September 11, 2007

judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day